Exhibit 99.2

Contact:
Hank Hoffman, Chairman
SiriCOMM, Inc.
4710 E. 32nd St.
Joplin, MO 64804
Phone: 417-626-9971
Web: http://www.siricomm.com
Email: info@siricomm.com

Allyson Pooley
Integrated Corporate Relations
310-954-1100
allyson.pooley@icrinc.com


      SIRICOMM ANNOUNCES RESIGNATION OF RICK ILER, CHIEF FINANCIAL OFFICER
                     Appoints Bill Breitbarth as Controller

Joplin, MO. - July 31, 2006-- SiriCOMM, Inc. (OTC BB: SIRC) today announced that
J. Richard Iler, Chief Financial Officer, has resigned. Mr. Iler, who joined the Company in 2004, is leaving to pursue another opportunity. The Company is currently conducting a search for a replacement.

Separately, the Company announced that it has appointed Bill Breitbarth as Controller. On an interim basis, Mr. Breitbarth will be fulfilling certain CFO responsibilities as well.

Mr. Breitbarth, a Certified Public Accountant, brings over 30 years of financial management and business experience to SiriCOMM. Most recently he worked as an independent accountant, providing accounting and tax advice to businesses and individuals. His responsibilities included tax preparation, month-end closings, inventory controls and financial statement review. Additoinally he set up accounting systems and internal controls and developed policies and procedures for various business entities.. From 1981 to 1991, Mr. Breitbarth served as Chief Financial Officer and Chief Operations Officer at The Savings Bank (formerly Sunbelt Savings Association). He began his career as a staff accountant at Boulay, Heutmaker, Zibell & Co. in Minnesota. Mr. Breitbarth received a BS in Business Administration and Accounting from the University of Minnesota.

"I want to thank Rick for his significant contributions to SiriCOMM," said Hank Hoffman, Chairman, "He has developed a strong financial and operations platform which will allow us to continue to grow our business. We wish him continued success in his future endeavors."

Bill Graham, Chief Executive Officer added, "We are excited to have Bill join our finance team. His experience and financial discipline will be an asset to the Company, and particularly important during the transition period during which we search for a replacement for Rick."


About SiriCOMM
--------------
SiriCOMM is an application service provider specializing in wireless Internet connectivity and productivity applications tailored to the transportation industry. By providing both network access and a robust application host platform, SiriCOMM delivers a responsive and convenient way for all industry stakeholders to interact with information needed on a regular basis. The company uses Wi-Fi technologies to create HotSpots at locations convenient to highway travel. More information including network locations is available at http://www.siricomm.com